Exhibit 10.1
Preliminary Contract for Share Transfer by and between QR Imaging S.r.l., NIM S.r.l.,Gianmaria Tommasi, mara Tacconi, Attilio Tacconi and Mozzo Pierluigi, dated February 22, 2007\

PRELIMINARY CONTRACT FOR SHARE TRANSFER
Between

NIM S.R.L., with registered office in Verona, Via Silvestrini No. 20, registered in the Verona Register of Companies under No. 01737460236;

Gianmaria Tommasi, born in Marano di Valpolicella on May 4th, 1943 and resident in Verona in Via Marin Faliero No. 185, tax code TMMGMR43E04E911L

Mara Tacconi born in Verona on July 4th, 1955 and resident in Villafranca di Verona, Via del Fante 14 and Attilio Tacconi born in Verona on November 23rd, 1943 and resident in Verona, Via Franchetti No. 6 and Pierluigi Mozzo born in San Giovanni Lupatoto on March 5th, 1950 and therein resident in Via Caduti del Lavoro 7 as owners by means of trustee registration to VER.FID S.R.L. with registered office in Verona, Corso Porta Nuova 22, registered in the Verona Register of Companies under No. 01383610233, hereinafter referred to collectively as the “Selling Parties” or also as the “Sellers”
on the one hand
and

QR Imaging S.r.l., , with registered office in Milan, Via Senato No. 20, registered in the Milan Register of Companies under No. 05408370962 hereinafter referred to also as “Imaging” or the “Purchaser”
on the other hand

In the following Imaging and the Selling Parties shall be referred to collectively as the “Parties” and, individually, a “Party”.
Whereas:
- The Selling Parties are owners of 100% of the capital of QR srl of nominal 10,400 Euros, with registered office in Verona, Corso Porta Nuova No. 22 - registered in the Verona Register of Companies under No. 02164000230 - (hereinafter also referred to as “QR” or the “Company”) and intend to transfer their respective capital shares to Imaging;

- Imaging is interested in purchasing the totality of shares representing the entire company’s capital of QR hereinafter also referred to as the “Participation”);

- a due diligence on company’s legal and accounting situation respectively as of May 17 and as of June 30, 2006 was performed on behalf of the Purchaser.
Given all the above which, together with the attachments to this Contract, is an integral part thereof, it is hereby agreed and stipulated as follows:
1. Sale of the Participation
1.1 At the Closing date (hereinafter also referred to as “Closing Date”), in accordance with the provisions of this Contract and of applicable law, the Sellers shall sell, assign, transfer to the Purchaser and the Purchaser shall purchase from the Sellers 100% of the capital of QR srl divided between the Selling Parties as follows:

Name of seller  Quotas in the Company
Tommasi Gianmaria 7.5%
Mozzo Pierluigi (held through fiduciary company Verfid srl)30%
Tacconi Mara (held through fiduciary company Verfid srl)5%
Tacconi Attilio (held through fiduciary company Verfid srl)7,5%
Nim (held through fiduciary company Verfid srl) 50%
TOTAL -  100%

1.2 Each of the Sellers shall sell, transfer, assign to the Purchaser and this latter party shall purchase from each of the Sellers all rights arising from the shares held in the Company.

1.3 Conclusion of sale of 100% of the capital of QR srl shall take place the last week of the month of March 2007 and in any case no later than April 15, 2007 (the “Closing Date”). This date is held by the parties, to safeguard the economic character of the deal, to be an essential term. Passage of this term without stipulation of the definitive contract shall be equivalent to withdrawal (also in accordance with point 3.2) and shall cause loss of the deposit or payment of the double in accordance with point 3 of this Contract, depending on which Party is to exercise the right of withdrawal.

2. Transfer of the Participation

2.1  (i) On March 15th, 2007 the Selling Parties shall provide the Purchaser’s consultants including for instance, auditing firm and financial advisors (hereinafter referred to as (the “Consultants”), for all opportune assessments, a balance sheet made with reference to February 28th, 2007, according to which the Net Worth of QR shall be determined as of February 28th, 2007 (hereinafter, in this contract, the term Net Worth, even if written as accounting net worth, shall refer to the description given in art. 2424 of the Civil Code). The Consultants, as part of these assessments, may, at their own discretion, participate in the phases of drawing up of the aforementioned balance sheet. When exercising this right the Consultants can, among other things, participate in informative meetings organized by the Sellers without this hampering or hindering the procedures for drawing up of the balance sheet by the Selling Parties.
(ii) Whenever remarks are made by the Consultants that render the Net Worth of QR as of February 28th, 2007, lower than the amount guaranteed at points 7.2 (i) and 7.2 (ii) of this Contract then the Purchaser shall have the task of notifying these remarks by and no later than March 20th, 2007 as the Parties hold 5 days to be sufficient for formulating the remarks even in accordance with the powers granted to the Consultants in the previous point. In said assumption the Parties shall discuss the facts that emerged in order to find a shared solution.
(iii) Whenever no shared solution is forthcoming the Sellers undertake to issue, at the closing, which shall in any case take place according to the required terms and procedures, a guarantee from a primary bank to be used at the outcome and in accordance with the decision of the arbitrator specified in the following point, for an amount equal to the amount of difference between guaranteed net worth and what was detected by the Consultants.
(iv) The Parties shall therefore rely, following the closing, on the decision of a third arbitrator, appointed by the President of the Court of Verona, who must decide on the remarks raised by the auditing firm and consequently determine the Net Worth and the amount that can in case be used on the guarantee that was issued and also determine the Party which is to pay, in addition to his own fees, also the costs for the guarantee.

2.2 Sale of the Participation shall be performed at the Closing Date by signing of the deed certified by notary public in Verona named by the Sellers in order to give correct and full execution to the provisions of this Contract.

2.3 The Parties take note that signing of the notarized deed shall not constitute novation with respect to the agreements in this Contract, having the only purpose of transferring ownership of the Participation.

2.4 Transfer of ownership of the Participation in accordance with this Contract shall take place at the Closing Date, with effect and enjoyment starting that same date.

2.5 The Sellers shall deliver to Imaging, at the Closing Date, a legal opinion signed by an attorney-at-law chosen by the Sellers which certifies that, at the Closing Date:

(i) the Company is a limited liability company duly organized and validly existing in accordance with Italian law, has the capacity necessary for being owner of its assets or for leasing them and performing its business, is not undergoing winding-up, is not insolvent, is not subject to any bankruptcy procedure or the like and has not stipulated any agreement according to which its own assets are placed under the control of creditors or of an official receiver or a special administrative receiver and that no circumstances exist that could give rise to one of these situations;

(ii) the Contract is valid and binding upon the Sellers when it is signed without any further authorizations whatsoever being required;

(iii) the Contract can be executed against the Sellers in accordance with the Italian law;

(iv) The Company’s quotas are free from any encumbrances, it being meant by “encumbrance“ any lack of title, claim, privilege, obligation, burden, pledge, real or personal rights by third parties, attachment or any other burden of whatever nature, and are freely transferable

3. Deposit

3.1 The Purchaser undertakes to pay or cause its holding AFP Imaging Corporation in the name and on behalf of the Purchaser , within and not later than March 2, 2007 (terms deemed as essential by the parties) pay to the Sellers a €1,000,000.00 (one million/00) as penalty deposit through wire payment by means of bank transfer on bank account XXXX.

3.2 The effectiveness of such Contract is conditioned to the to the fact that the payment has been cashed within and not later than the term provided for in paragraph 3.1. If such term expires and the
Sellers have not received the agreed amount as caparra, such contract shall be deemed as it has never been subscribed, exception made for the sellers’right to claim for damages.

3.3 The Parties, within the Closing Date, can withdraw from this Contract and the deposit paid, or return of the double its amount in accordance with art. 1386 of the Civil Code, shall be the sole compensation for failure to perform definitive contract as the Parties agree that no other compensation shall be owed.

4. Price of the Participation

4.1 The Purchaser shall pay to the Selling Parties, as purchase price of the Participation specified in previous article 2, an amount of 13,000,000.00 Euros (thirteen million/00) simultaneous with stipulation of the notarial deed mentioned in article 2.2. of the present Contract by banker’s draft. In this case the Selling Parties shall return to Imaging the Deposit given in accordance with point 3 of this Contract unless Imaging takes measures so that the deposit is held by the Selling Parties as partial payment of the price, consequently subtracting it from the amount specified in the previous sentence.

5. Contracts with some Selling Parties

5.1 Imaging undertakes, also in accordance with art. 1381 of the Civil Code, to have the QR Company, at the Closing date, appoint or maintain appointed professor Gianmaria Tommasi as director of QR. In particular relations between the Company and professor Gianmaria Tommasi, , shall be governed by a contract having the same form as in attachment 1 to this Contract, which professor Tommasi undertakes to sign at the Closing Date.

5.2 Imaging undertakes, also in accordance with art. 1381 of the Civil Code, to have the QR Company, at the Closing date, appoint or maintain appointed Mrs. Mara Tacconi as proxy for QR. In particular relations between the Company and Mrs. Mara Tacconi, , shall be governed by a contract having the same form as in attachment 2 to this Contract, which Mrs. Tacconi undertakes to sign at the Closing Date.

5.3 Imaging undertakes, also in accordance with art. 1381 of the Civil Code, to have the QR Company, at the Closing date, stipulate a contract with Messrs. Attilio Tacconi and Pierluigi Mozzo having the same form as in attachment 3 to this Contract, regarding transfer of ownership of the DTC patent as for Annex 3.1 at the present Contract and implementation thereof, which Messrs. Tacconi and Mozzo undertake to sign at the Closing Date.

5.4 The terms set at points 5.1, 5.2 and 5.3 are held to be essential by the Parties.

6. Interim Management

6.1 The Selling Parties declare and the Purchaser take note that during November 2006 Q.R. srl shareholders’meeting resolved on payment of reserves of retained earnings or remunerations to directors and proxies as percentages of profits from the 2006 financial year, for a overall amount not exceeding € 750.000 and in any case within limits that prevent it from affecting the guaranteed net worth of the Company as of February 28, 2007.
Save for the right to receive the payment of dividends or remunerations described in the previous sentence, and save as otherwise provided for by this Contract, the Selling Parties ensure that, in the period elapsing between the date of signing of this Contract and the Closing Date, they shall limit themselves to routine management of the Company according to criteria of prudential and proper management in order to preserve the financial, assets and commercial situation, without stipulating any contract or entering into any obligation or debt or incurring any liability or performing any activity which could:

- make any of the Sellers’ representations and guarantees in accordance with this Contract no longer reflect reality or in any case inexact;

- create enduring costly commitments for the Company in the future.

7. Guarantees

7.1 The Selling Parties guarantee full and unconditioned ownership and unimpeded availability of the assets of QR and of the Participation, stating them to be free of any restraint, burden or encumbrance or other charges as well as, in particular, of any pre-emption rights.

7.2 The Selling Parties also guarantee:

(i) that the balance sheet of QR shall show, as of February 28th, 2007, an accounting net worth not less than € 1.397.320,00 (onemilionthreehundred ninetyseventhousandthreehundredtwenty/00), (hereinafter also referred to as the guaranteed net worth.

(ii) that compared to the situation guaranteed as of February 28th, 2007 the Net Worth, at the Closing Date, shall have varied only due to routine management and in any case shall not be less than € 1.397.320,00 (onemilionthreehundred ninetyseventhousandthreehundredtwenty/00.

(iii) that the Company’s book entries, books and records have been and shall be kept in compliance with current laws and with accounting principles;

(iv) that the financial statements of the Company as well as the balance sheet made with reference to the date of February 28th, 2007 have been and shall be drawn up in accordance with applicable laws and in compliance with accounting principles and represent/shall represent in a truthful manner the balance sheet of the Company at the dates they refer to;

(v) that the Participation is the full and exclusive property of the Selling Parties and is not subject to pledge, attachment, usufruct, burdens and any restraints and/or any other third-party right, whether real or not, prejudicial records and/or registrations which may even only partially limit enjoyment thereof and that it may befreely transferred. No party has stipulated any contract or option or is holder of any right which can become a contract or an option, for the purchase, the subscription, the allocation or issue of any shares or other securities whatever, not yet issued, relative to the Company. There are not in circulation (i) any convertible securities of, or negotiable with, the corporate capital of the Company, (ii) any options or other rights to purchase or of subscription of the corporate capital of the Company; or (iii) any agreement to which the Sellers or the Company are parties in relation to the issue of or the subscription for any part whatever of the corporate capital of the Company, or the issue of or the subscription for any such convertible or negotiable securities or any such options or rights whatever;

(vi) that the Company has not hired nor has undertaken to hire starting January 1st, 2006 any employee or consultant whose gross monthly remuneration is higher than €5,000.00 (five thousand/00);

(vii) that the Company is not involved in lawsuits, legal or administrative proceedings or of any other kind;

(viii) that the Company has not given any guarantee in favour of or in the interests of third parties nor have third parties gave guarantees in the interests of the Company;

(ix) that the Company has always acted in accordance with applicable environmental standards (including any law related to hazardous substances) and that there is no requirement provided for by applicable environmental regulations that has been imposed on the Company, nor has any notice been received of the fact that this requirement could reasonably be imposed on it, related to the activities of the Company or environmental liabilities related to the company’s assets which could increase the relevant costs for adapting to environmental regulations. The Company has conducted its business, until the Closing Date, in compliance with regulations on work health and safety;

(x) that the Company does not hold, to any extent, neither directly nor indirectly, any intellectual property right except for the patents listed in Exhibit 4., which contains a true and complete list of all the intellectual property rights owned by or licensed by the Company as of the date of this Contract.

The Company is licensee of the patent DTC. The Sellers hereby represent and warrant that at the Closing Date, the Company will be the owner of the patent DTC.

Such patents are free from any encumbrance, and the Company has the right to use them without any payment to be due to third parties. In particular no employee or former employee holds, to any extent, rights for any invention, improvements or discoveries related to products or services of the Company Intellectual property rights means all intellectual property rights held in the capacity of owner, licensor or licensee of the Company including by way of example and not exhaustively:

- the Company’s name and its distinctive signs (mark, firm etc)
- marks, trade and other types, registered or not (“Marks”);
- all patents and their applications and patentable inventions (“Patents”);
- all copyrights, registered or not even if unedited (“Copyrights”);
- all know-how, commercial secrets, confidential lists of customers, software of every type, technical information, data, technology, plans, projects, designs and models; and
- all rights relating to internet sites and dominions utilized by the Company.

(xi) that all tax declarations by the Company have been prepared and filed within the times and in the forms prescribed by the rules applicable thereto. All the aforesaid declarations are true, exact and complete. All payments relating to imposts, taxes, contributions and withholdings have been effected timorously (or, where applicable, all setting aside of funds to reserves for payment thereof have been made) and for all the correct amounts and all tax requirements have been correctly and timely carried out. There are no pending investigations, assessments, searches, inspections or applications relative to taxes regarding which the Company could be liable. The Company has retained and paid all taxes in regard to which withholdings were required and also paid all taxes in regard to sums paid or due to employees, independent workers, creditors or third parties in general.

(xii) that no representation, warranty, or agreement made by the Company or the Sellers in the Contract or in its Exhibits contains or will contain any untrue statement or omits or will omit to state anything necessary for the proper fulfilment of the obligations contained in this Contract. The Sellers are not aware of any fact which can adversely affect the value of the Participation or of the assets of the Company. The Sellers shall disclose to the Purchasers prior to the Closing Date any fact, information or document that may either have an effect on any statement, covenant, representation, warranty, or agreement contained in this Contract or in any document mentioned therein.

7.3 The Parties mutually agree to exclude any form of the Sellers’ guarantee as to the product liability sold or services provided by QR, it remaining clear that no product or service provided by the Company in recent years has ever been found, according to the Sellers’ knowledge, defective to the point of requiring any compensation from the Company nor does there exist, as far as the Sellers know, any claim whatsoever for product liability. The relevant contingent liabilities, therefore, remain entirely to the Company’s account, excluding any kind of indemnity as governed by point 8 of this Contract.

8. Indemnity

8.1 Whenever due to whatever debt, liability, contingent liability and/or inexistence and/or depreciation of the assets stated in the balance sheet, with the exception of losses caused by product liability, (the “Losses”), already existing at the Closing Date or in any case arising from facts prior to that date and not reflected in the accounting data at the Closing Date, to an extent whereby at the Closing Date the Net Worth is lower than what was guaranteed at points 7.2 (i) and 7.2 (ii) of this Contract, the Selling parties must hold the Purchaser and/or the Company, according to Purchaser’s instruction, harmless from the Losses by paying a sum equal to the loss (Indemnity) in proportion to their respective quotas (Indemnity). The Sellers also undertake to indemnify and compensate the Purchaser and/or the Company, according to Purchaser’s instruction, for any further damages, losses, expenses (including legal costs) or costs which are the consequence of breach, falsity, non-conformity with the truth, non-compliance or lack of exactness of the representations warrantees or agreements, of this Contract. This Indemnity obligations shall arise immediately but shall be payable only at the time when QR is required to make the relevant payment.

8.2 The Selling Parties’ Indemnity obligations shall have a duration equal to that of the applicable prescription related to claims from third parties being understood that the notice of a claim for Indemnity interrupts calculation of the terms.

8.3 Whenever an event arises which could give rise to Indemnity by the Selling Parties, according to what is set at point 8.1, Imaging is obliged to involve the Selling Parties in management of the dispute (irrespective of its nature) and they shall also have the right to concur in determining important choices in managing the dispute (for example: appointing professional consultants, possibility of settling, possibility of challenging, etc.). Whenever the Parties are in disagreement regarding these choices they shall put the decision up to a third party appointed by the President of the Court of Verona who shall act as arbitrator and decide without appeal.

8.4 The parties agree that the Indemnity obligations shall be valid and effective up to an overall amount of €13,000,000 (thirteen million).

8.5 Refund of any contingent liabilities, if tax deductible, shall be performed with a reduction equal to the consequent savings for reduced taxes to be sustained by the Company;. any contingent assets can also be compensated net of the corresponding current and/or deferred taxes where applicable.

8.6 The Selling Parties’ obligations to indemnify as per the previous points shall take effect only after, regarding one or more debit charges, deducting the amounts set at point 8.5, a cumulative deductible is exceeded, mutually agreed by the parties to be €25,000 (twenty five thousand/00). Below this amount, consequently, Imaging cannot ask for any amount as Indemnity.

8.7 The Selling Parties, to guarantee the indemnity obligations governed by the previous points, must deliver a guarantee issued by a primary bank for the amount of €1,000,000 (one million) at the Closing Date. This guarantee must retain validity for five years after the Closing Date.

8.8 Imaging, for itself and for its assignees, taking note of the Selling Parties’ commitment to indemnify Losses, undertakes not to bring, and not to have third parties bring, in any cases, lawsuits against the Selling Parties and the directors for facts related to management of the Company prior to the Closing Date.

9. Non-competition agreements

9.1 The Sellers undertake to refrain from performing activities that are directly or indirectly competitive with those of the Company in Italy and in the rest of the world with the exclusion of Iran, Cuba and Vietnam. They take due note that all consideration of this non-competition agreement is understood to be already included in the sale price of the Participation. This clause shall have a duration of five years from the date of termination of all collaboration relationship by each of the Sellers with the Company with the clarification that competition is understood to be such if it refers to activities in the dental radiology sector using the “cone beam” technique.

9.2 The Seller who infringes the agreement, in case of breach of the non-competition agreement, shall be required to pay the Company a penalty for the amount of €150,000 as well as to compensate the Company for damage.

10. Court of jurisdiction and applicable law

10.1 The Court of Verona shall have sole jurisdiction for all disputes as to this Contract or the agreements ancillary and/or consequent thereto.

10.2 The parties agree that this Contract, or the agreements ancillary and/or consequent thereto, shall be governed by Italian law.

11. General Provisions

11.1 This Contract is drawn up in Italian and in English. In case of any discrepancy between the texts in the two languages the Italian language shall prevail.

11.2 Costs. Each Party shall pay its own costs and it is clarified in this regard that the amounts due to the Consultants, including those regarding the procedures called for at point 2 of this Contract, are totally owed by the Purchaser. If one party brings a legal suit against the other Party in accordance with this Contract the losing Party shall pay the other Party an amount equal to the costs, including legal expenses, sustained for the suit.

11.3 All notices required by this Contract must be made in writing and delivered by hand (including by courier), by telefax or telegram, or by registered letter with return receipt to the following addresses:

- if to the Selling Parties, collectively or individually, to:
Giammaria Tommasi c/o NIM S.r.l.
Via Silvestrini 20
37135 Verona
Telefax: ++ 39 045 8203040
- if to Imaging to:
Studio Albertazzi
Galleria del Corso 1
20122 Milan
Telefax: + 39 02 76 02 57 73

Changes in the addresses and fax numbers of the Parties must be notified in the same procedures as provided for by this article with a minimum seven days’ notice. Communications and notices are understood to have been received the moment they reach the addressee’s address (if made by hand delivery, telegram or registered letter) or the moment the addressee confirms (including confirmation by telefax) having received notice by telefax.
Signed in Verona February 22, 2007

Gianmaria Tommasi /s/ Gianmaria Tommasi
Tacconi Attilio /s/ Attilio Tacconi
Tacconi Mara  /s/ Mara Tacconi
Mozzo Pierluigi  /s/ Pierluigi Mozzo
per Nim srl
Gianmaria Tommasi /s/ Gianmaria Tommasi
per Imaging
Donald Rabinovich /s/ Donald Rabinovitch
President